Exhibit 10.1

EMPLOYMENT TERMINATION
AND
SETTLEMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into on this ___ day of _______, 2008 by and between Benchmark Electronics, Inc., a Texas corporation with a principal place of business at 3000 Technology Drive, Angleton, Texas 77515 (the “Company”), and ___________, whose street address is _____________________________________ (the “Executive”).

WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Employment Agreement dated ________________, by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed that the Employment Agreement, and the Executive’s employment with the Company, shall terminate and Executive shall resign, effective as of December 1, 2008 (the “Termination Date”); and

WHEREAS, the Company and the Executive now wish to fully and completely settle, compromise and dispose of all claims which could have been asserted based on the Employment Agreement and otherwise, and further, the Company and Executive wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to the following terms and conditions (which also include the above-referenced recitals):

1. Termination of Employment Agreement. The Company and the Executive each acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate as of the Termination Date, and that the Employment Agreement shall terminate and be of no further force and effect as of the Termination Date. For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company. Executive agrees to resign from any officer positions he may hold with the Company or any of its Affiliates and the Executive agrees to resign as a director of the Company in accordance with Paragraph 3(c) and any of its Affiliates and to sign any documentation necessary to give effect to this Paragraph 1.

2. Payments under Consulting Agreement. In consideration for the termination of the Employment Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company agrees to pay Executive a payment equal to $__________ in the aggregate, which shall be payable in equal installments over a _________ month period commencing on December 1, 2008 consistent with the Consulting Agreement (“Consulting Agreement”) executed contemporaneously with this Agreement, and attached hereto as Addendum A. The parties specifically intend that Executive is to perform services under the Consulting Agreement as an independent contractor to the Company. The parties agree that if any conflict or inconsistency exists between this Agreement and the Consulting Agreement, the language of this Agreement will control. Neither Executive nor any agent or employee of Executive shall be deemed to be the agent, employee, partner or joint venture of the Company. Nothing in this Agreement, or otherwise, creates or shall be construed to create the relationship of master and servant or employer and employee between the Company and Executive after the Termination Date. Executive acknowledges that from and after that date he will have absolutely no authority to represent, contract on behalf of, or obligate the Company. Executive is not required to provide any such services or assistance after the final payment under this Agreement.

3. Benefits and Other Agreements. In consideration for the termination of the Employment Letter and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Company shall provide the Executive with the following benefits (together with the payments set forth in Section 2 hereof, the “Benefits”), in each case reduced by any applicable employment and withholding taxes:

(a) Bridge of Health Benefits to Medicare. The Company will provide the Executive with a cash sum, payable in one installment on January 4, 2010, such sum equal to the estimated company medical coverage contributions as of the date hereof, for the Executive’s and his spouse’s participation in a plan comparable to the Company’s plan available to Company employees from the Termination Date until the Executive and his spouse reaches Medicare eligibility. In lieu of reimbursing for such comparable coverage, Executive has elected to receive the cash payment described above. This sum, together with a payment schedule is provided in Addendum B.

(b) Extension of Exercise Period for Vested Stock Options. The Company will extend the exercise period for all stock options granted to Executive and fully vested prior to the Termination Date, such extension equal to twenty four (24) months after the Termination Date, allowing Executive to exercise any and all vested shares subject to any and all stock options granted to Executive (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years). A description of Executive’s stock options applicable to this Paragraph 3(b) is provided in Addendum C.

(c) Retirement from Board; other benefits. As of the Termination Date, Executive will offer his resignation from the Company Board pursuant to the Company’s Governance Guidelines, and the Company will agree to allow the Executive to retain the title, duties and responsibilities of Director until the first regularly scheduled meeting of the Board of Directors of the Company following the Annual Shareholders Meeting in May 2009 (the “Board Retirement Date”), at which time Executive will relinquish the title, duties and responsibilities as Director on the Board, unless Executive is elected to serve an additional term on the Board at the Annual Shareholders Meeting. The Company acknowledges Executive’s desire to serve on the Company Board for at least one year beyond the Board Retirement Date.

(d) Certain Violations. The Executive’s violation of any of the provisions of the Employment Agreement through the Termination Date shall, in addition to any other remedy, result in a cessation of all benefits and other rights of the Executive hereunder. The Company may offset any amounts payable under this Agreement against any amounts payable by the Executive to the Company. The Company will provide the Executive with written notice of the reason for any offset and Executive will have 45 days from receipt of this written notice to remedy said violation before any such suspension or offset of payments shall occur.

4. No Further Compensation. The Executive acknowledges and agrees that other than the compensation described in Section 2 above and the Benefits described in Section 3 above, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Employment Agreement, this Agreement or otherwise on account of his employment or termination of employment with the Company and its Affiliates.

5. Restrictions.

(a) Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that was received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or during his service as a consultant to the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

(b) Noncompetition. During his remaining employment and for the one year period that immediately follows the Termination Date, the Executive shall not do any of the following, either directly or indirectly, during the period of time consisting of one year from the Termination Date but only to the extent the Company complies with its payment obligations hereunder (the “Applicable Non-Competition Period”), anywhere in the world: directly or indirectly, own any interest in, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by, any sole proprietorship, corporation, company, partnership, association, venture or business any company or any other business, entity, agency or organization (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in Competitive Activity; provided that such provision shall not apply to the Executive’s ownership of securities of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange. For purposes of this Agreement, “Competitive Activity” shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the electronic manufacturing services business. In the event that Executive improperly competes with the Company in violation of this Section 5, the period during which he engages in such competition shall not be counted in determining the Applicable Non-Competition Period.

6. Mutual Releases.

(a) In consideration of the promises and undertakings contained in this Agreement, the Company for itself and for each its Affiliates, divisions, predecessors, successors, assigns, employees, insurers, directors, officers, shareholders, agents, attorneys, representatives, owners, managers, contractors and their employees, contractors, subcontractors and their employees, does hereby forever generally, completely and absolutely release and discharge the Executive of and from any and all claims, demands, actions, choices in action, obligations, liabilities and damages of every kind and nature whatsoever, in law or equity, whether as of this date known or unknown, asserted or unasserted, which any such person or entity may now have or may claim to have in the future, due to, arising from, or based in whole or in part upon, any act, omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with, any of the past transactions, agreements, understandings, associations, relationships and/or courses of dealings between the Company and Executive.

(b) In consideration of the promises and undertakings contained in this Agreement, the Executive does hereby forever generally, completely and absolutely release and discharge the Company and each of its Affiliates, divisions, predecessors, successors, assigns, employees, insurers, directors, officers, shareholders, agents, attorneys, representatives, owners, managers, contractors and their employees, contractors, subcontractors and their employees, of and from any and all claims, demands, actions, choices in action, obligations, liabilities and damages of every kind and nature whatsoever, in law or in equity, whether as of this date known or unknown, asserted or unasserted, which any such person or entity may now have or may claim to have in the future, due to, arising from, or based in whole or in part upon, any act, omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with, any of the past transactions, agreements, understandings, associations, relationships and/or courses of dealings between the Company and Executive. Without limiting the generality of the foregoing release, the release in this Paragraph 6(b) shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the parties' employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866, 1964, and 1991, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; and any other federal, state or local law governing the parties' employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (iii) any claims al1eged or which could have been al1eged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) defamation, (d) wrongful discharge, (e) interference with contract or business relationship or (f) negligent or intentional infliction of emotional distress.

(c) The parties agree that the foregoing provisions of release are contractual and are not mere recitals.

(d) Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed to release any party from any claims by the other party arising out of or related to this Agreement or the Indemnity Agreement dated June 4, 2003, by and between Executive and the Company.

7. Additional Representations and Warranties. Each party hereto represents and warrants that no promise or inducement has been given to it other than such promises and inducements that are set forth herein and that, in executing this Agreement, it is not relying upon any statement, representation or commitment of any kind not stated herein, and is relying only upon the statements, representations and warranties set forth herein and upon its own, respective, independent investigation, judgment and the advice of its own, respective legal counsel.

8. Other Provisions.

(a) This Agreement is the entire agreement between and among the parties hereto and no modification hereof shall be effective unless in writing and signed by the party against whom or which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements between and among the parties to the extent they are inconsistent with this Agreement.

(b) The parties acknowledge that each bears co-extensive and identical responsibility for the language and for any ambiguity or alleged ambiguity contained herein. Any ambiguity will not be construed in favor of or against either party.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(d) In the event any provision of this Agreement is deemed unenforceable for any reason whatsoever or is deemed unenforceable as against any person or entity for any reason whatsoever, then the remainder of this Agreement shall be enforced as against all other parties and entities, in whole or in part, as permitted by applicable law.

(e) This Agreement shall be governed by the laws of the State of Texas.

(f) Any controversy or claim arising out of or related to this Agreement or the breach thereof shall be settled by arbitration, in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

(g) This Agreement shall be binding upon and shall inure to he benefit of all successors, assigns, divisions, Affiliates, attorneys, agents, representatives, employees, directors, officers and shareholders of each party hereto.

(h) The Company and Executive agree that they shall execute such further documents and enter into such further agreements and deliver such documents and supply such information that shall be necessary or appropriate or convenient to accomplish the purposes of this Agreement without any other compensation or consideration paid thereto.

(i) The Company and Executive respectively represent and warrant that they have not heretofore assigned or transferred, or attempted to assign or transfer, to any person, firm, corporation or other entity any of the claims which are intended to be released and discharged pursuant to this Agreement.

(j) Executive acknowledges that he has been advised by the Company to consult with a tax advisor or attorney with respect to the tax consequences, if any, of this Agreement.

(k) The Company and Executive expressly understand and agree that the consideration paid hereunder is for the settlement and release of all claims and allegations which could have been made as a result of disputes under the Employment Agreement and that each party has consulted and been advised by its counsel that there may be claims that are unknown which each party is agreeing to forego by signing this Agreement.

(l) The Company and Executive agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Agreement. The parties acknowledge that it is their mutual and specific intent that this Agreement fully comply with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that: (a) he has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily; (b) the benefits of Paragraph 3 offered in exchange for Executive’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled; (c) prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of his choice concerning its terms and conditions; and (d) he has been offered at least twenty-one (21) days within which to review and consider this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below in their respective acknowledgments intending that this Agreement be effective as of the date first written above.

EXECUTIVE		COMPANY

_______________________________		____________________________________
Cary T. Fu
Chief Executive Officer
Benchmark Electronics, Inc.

Date:___________________________	Date:	November 4, 2008

ADDENDUM A

CONSULTING AGREEMENT

ADDENDUM B

CASH PAYMENT IN LIEU OF HEALTH CARE BRIDGE

Comparable Plan Costs Per Month	Less Executive’s Contribution Per Month	Months to Age 65 (DOB: ____)	Total Payment (paid on January 4, 2010)
$

ADDENDUM C

EXECUTIVE’S APPLICABLE STOCK OPTIONS

Grant Date	Expiration	Plan ID	Grant Type	Granted	Grant	Exercisable
	Date				Price